Exhibit 8.2

August 30, 2022

Drummond Banking Company

1627 North Young Boulevard

Chiefland, Florida 32626

Re:	Seacoast Banking Corporation of Florida
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as advisor to Drummond Banking Company, a Florida corporation ("Drummond"), in connection with the merger, as described in the Agreement and Plan of Merger, dated as of May 4, 2022, as such agreement may be modified from time to time (the "Merger Agreement"), by and among Seacoast Banking Corporation of Florida, a Florida Corporation ("SBC"), Seacoast National Bank, Drummond and Drummond Community Bank. Pursuant to the Merger Agreement, Drummond will merge with and into SBC with SBC as the surviving corporation (the "Merger"). The time at which the Merger becomes effective is hereafter referred to as the "Effective Time." This opinion is being delivered in connection with the amended registration statement on Form S-4 of SBC (the "Registration Statement"), which includes the proxy statement of Drummond and prospectus of SBC, filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and to which this opinion is an exhibit. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

We have examined (i) the Merger Agreement, (ii) the Registration Statement, and the (iii) letters of SBC and Drummond to Alston & Bird LLP and Hacker, Johnson & Smith, PA, dated as of the date hereof, containing certain facts and representations (the "Officer Certificates"). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

     In rendering this opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement and the representations made by SBC and Drummond in their respective Officer Certificates are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) any representations made in the Merger Agreement "to the knowledge of," or based on the belief of SBC and Drummond or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification, and (iv) the Merger will be reported by SBC and Drummond on their respective federal income tax returns in a manner consistent with the opinion set forth herein. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Drummond Banking Company

August 30, 2022

Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, Internal Revenue Service pronouncements, rulings and administrative guidance and judicial decisions, all as in effect on the date hereof. These authorities are subject to change and any such change may be applied retroactively, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below. Our opinion is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.

Based upon the forgoing, and subject to the qualifications, assumptions and limitations stated herein, (i) we are of the opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

This opinion is only being furnished to Drummond in connection with the filing of the Registration Statement, is solely for its benefit in connection therewith and may not be used or relied upon for any other purpose, and may not be circulated, quoted, or otherwise referenced for any purpose whatsoever without our express written consent. We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the references to our firm name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Act.

Very truly yours,

/s/ Hacker, Johnson & Smith PA